EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES
2008 SECOND QUARTER AND FIRST-HALF OPERATING RESULTS

Cleveland, Ohio, August 6, 2008...DATATRAK International, Inc. (NASDAQ: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the second quarter and first-half of 2008.

For the three months ended June 30, 2008, revenue decreased 27% to $2,249,000, and the Company reported a net loss of $(16,000,000), or $(1.17) per share on a basic and diluted basis. The $(16,000,000) loss includes $12,763,000 of asset impairment charges, $579,000 of severance expense and a tax provision of $385,000. As of June 30, 2008, the Company determined that its goodwill and other intangible assets were impaired primarily due to a significant decline in market capitalization during the second quarter. DATATRAK’s market capitalization was approximately $6.173 million at June 30, 2008, compared to approximately $16.460 million as of March 31, 2008. The impairment charge was for $10,856,000 of goodwill and $1,907,000 of software and other intangible assets. These results compared with revenue of $3,065,000, and a net loss of $(2,966,000), or $(0.22) per share on both a basic and diluted basis in the second quarter of 2007. Gross profit margin for the second quarter remained consistent at 60% compared to the same period a year ago. Compared to the prior year second quarter combined direct cost and selling, general & administrative (“SG&A”) expenses decreased approximately $900,000 in the second quarter of 2008.

For the six months ended June 30, 2008, DATATRAK’s revenue decreased 34% to $4,337,000, and a net loss of $(18,232,000), or $(1.33) per share on a basic and diluted basis, was recorded for the period. The Company reported revenue of $6,607,000, and a net loss of $(4,861,000), or $(0.38) per share on both a basic and diluted basis, in the corresponding period of the previous year. Gross profit margin for the first half of 2008 was 58% compared to 61% for the same period a year ago.

DATATRAK recorded severance charges totaling $579,000 in the second quarter of 2008, primarily for the closing of its German office and the elimination of the Chief Operating Officer position. On June 17, 2008, DATATRAK announced the closure of its German office and the consolidation of the Company’s Help Desk services into its Cleveland office. DATATRAK recorded a tax provision of $385,000 in the second quarter of 2008 to reflect a full valuation reserve against its German deferred tax assets since their realization is unlikely due to the closure of the German office. The Company recorded severance charges totaling $337,000 in the same period of the prior year related to the reduction of 17 employees. Overall, 15 positions were eliminated in the second quarter which are expected to decrease annual direct costs by approximately $686,000 and annual SG&A expenses by approximately $923,000, for a total cost reduction of approximately $1.6 million per year. In July the Company eliminated an additional six positions which will further reduce annual direct costs by approximately $249,000 and annual SG&A expenses by approximately $236,000, for a further annual cost reduction of $485,000. Any related severance charges for these six positions will be recorded in the third quarter.

Reductions in SG&A expenses for the second quarter of 2008 were partially offset by higher legal expenses and related costs during the quarter, primarily related to recent issues that have arisen related to certain representations and warranties contained in the 2006 Merger Agreement between DATATRAK and ClickFind. Pursuant to the terms of the Merger Agreement, the Company believes it is entitled to reimbursement of the legal fees and costs incurred during the second quarter related to these matters (approximately $310,000) from certain of the former ClickFind shareholders (the “Indemnifying Shareholders”). Consequently, the Company withheld the May 1, 2008 and August 1, 2008 interest payments, totaling approximately $102,000, from the Indemnifying Shareholders (who also are the holders of the ClickFind Notes). The Indemnifying Shareholders have disputed both the Company’s right to indemnification and its right to offset the interest payments. As such, the attached Condensed Consolidated Statements of Operations continues to reflect the accrual of interest on the ClickFind Notes for the second quarter and first six months of 2008. Pursuant to the terms of the Merger Agreement, the parties have scheduled a non-binding mediation relating to these matters which is expected to occur later in the third quarter of 2008. The outcome of these disputes with the Indemnifying Shareholders will not affect the Company’s rights to the technology purchased from ClickFind or the ability to deliver our eClinical platform.

DATATRAK’s backlog at June 30, 2008 was $13.2 million and backlog currently stands at approximately $12.6 million. This compares to a backlog of $13.0 million at December 31, 2007. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.

As previously disclosed, the Company and the ClickFind note holders had been in discussions regarding restructuring the repayment terms of the $3.0 million balloon payment due the ClickFind note holders on February 1, 2009. Such discussions did not result in a restructuring of the terms of such notes and there are currently no ongoing negotiations.

“During the second quarter we continued to optimize our operational efficiencies and streamline our cost structure with the closure of the German office and the transition of our global Help Desk and European client support operations to the Cleveland office”, stated Dr. Jeffrey A. Green, Chief Executive Officer of DATATRAK International, Inc. “We continue to sign new business with both existing and new customers and were very pleased with the level of industry interest shown in our unified platform at the annual DIA conference in June. In July we announced that we had retained Healthcare Growth Partners, LLC to assist us in evaluating a variety of possible strategic options with the primary objective of enhancing shareholder value. Though work on our strategic options initiative has just begun, we are making progress and are in early discussions regarding several opportunities.”

The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 412-858-4600 a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 2nd Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.

A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on August 6, 2008 and will run until 9:00 a.m. ET on August 14, 2008. The phone replay can be accessed by dialing 412-317-0088 (access code 421971). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 2nd Quarter Earnings Call”.

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. The DATATRAK eClinical(TM) software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer ASP model that fully empowers clients to design, set up and manage their clinical trials independently. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 separate drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net .

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward- looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; delisting of the Company’s common shares from the Nasdaq Capital Market; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all-inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Raymond J. Merk	Neal Feagans
President and Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x181	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2008	December 31, 2007
Cash and investments	$4,478,536	$8,514,361
Accounts receivable, net	1,181,244	1,070,688
Deferred tax asset	164,400	1,399,000
Property and equipment, net	1,135,368	3,534,799
Goodwill	—	10,856,113
Other intangible assets, net	3,451	520,458
Other	450,375	577,792

Total assets	$7,413,374	$26,473,211

Accounts payable and other current liabilities	$7,216,981	$3,971,883
Long-term liabilities	1,745,130	5,931,962
Shareholders’ equity	(1,548,737)	16,569,366

Total liabilities and shareholders’ equity	$7,413,374	$26,473,211

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended June 30,
	2008	2007
Revenue	$2,248,905	$3,064,710
Direct costs	898,763	1,219,298

Gross profit	1,350,142	1,845,412
Selling, general and administrative expenses	3,078,459	3,621,138
Impairment loss	12,763,145	—
Severance expense	579,206	337,061
Depreciation and amortization	501,864	886,641

Loss from operations	(15,572,532)	(2,999,428)
Interest income	29,266	151,513
Interest (expense)	(54,561)	(95,825)
Other	(16,696)	(1,700)

Loss before income taxes	(15,614,523)	(2,945,440)
Income tax expense	385,000	20,300

Net loss	$(15,999,523)	$(2,965,740)

Net loss per share:
Basic:
Net loss per share	$(1.17)	$(0.22)

Weighted-average shares outstanding	13,681,901	13,584,037

Diluted:
Net loss per share	$(1.17)	$(0.22)

Weighted-average shares outstanding	13,681,901	13,584,037

DATATRAK International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)

	For the Six Months Ended June 30,
	2008	2007
Revenue	$4,337,134	$6,606,805
Direct costs	1,832,643	2,556,769

Gross profit	2,504,491	4,050,036
Selling, general and administrative expenses	5,909,217	7,043,809
Impairment loss	12,763,145	—
Severance expense	605,049	337,061
Depreciation and amortization	1,024,289	1,509,044

Loss from operations	(17,797,209)	(4,839,878)
Interest income	89,006	221,705
Interest expense	(121,127)	(194,494)
Other	(18,078)	(1,700)

Loss before income taxes	(17,847,408)	(4,814,367)
Income tax expense (benefit)	385,000	46,600

Net loss	$(18,232,408)	$(4,860,967)

Net loss per share:
Basic:
Net loss per share	$(1.33)	$(0.38)

Weighted average shares outstanding	13,681,901	12,726,259

Diluted:
Net loss per share	$(1.33)	$(0.38)

Weighted average shares outstanding	13,681,901	12,726,259